Exhibit 10.4

______________________________________________________________________________

AMENDED AND RESTATED AGREEMENT OF SUBLEASE

BETWEEN

ENZON PHARMACEUTICALS, INC., AS SUBLANDLORD,

AND

AXCELLERATE PHARMA, LLC, AS SUBTENANT

PREMISES:

PORTION OF 20 KINGSBRIDGE ROAD

PISCATAWAY, NEW JERSEY 08854

______________________________________________________________________________

Table of Contents

Article	Description	Page #
1.	Demising of Sublease Premises	1
2.	Condition of Sublease Premises	1
3.	Term of Sublease	2
4.	Consent	2
5.	Rent.	2
6.	Use	7
7.	Subordination to and Incorporation of the Prime Lease.	7
8.	Operating Expenses.	9
9.	Electricity.	13
10.	Quiet Enjoyment	14
11.	Representations and Warranties; Covenants.	14
12.	Services and Repairs.	15
13.	Enforcement of Prime Lease	16
14.	Assignment, Subletting and Encumbrances.	17
15.	Indemnification.	19
16.	Alterations	20
17.	Insurance.	20
18.	Right to Make Repairs.	21
19.	Attornment	22
20.	Destruction by Fire or Other Casualty; Condemnation.	22
21.	Security.	23
22.	Broker	24
23.	Notices	25
24.	No Waivers	25
25.	Consent.	25
26.	Expiration of Term.	26
27.	Limitation of Liability	26
28.	Parking	27
29.	Signage	27
30.	Rules and Regulations	27
31.	Miscellaneous.	27
32.	Execution of Sublease.	29

-i-

EXHIBIT A – Prime Lease

EXHIBIT B – Sublease Premises

EXHIBIT C – Anticipated Expenses

EXHIBIT D – Letter of Credit

EXHIBIT E – Equipment

-ii-

AMENDED AND RESTATED AGREEMENT OF SUBLEASE

This AMENDED AND RESTATED AGREEMENT OF SUBLEASE (this “Sublease”), made as of the 13th day of November, 2013, between ENZON PHARMACEUTICALS, INC. f/k/a Enzon, Inc. (“Sublandlord”), a Delaware corporation having an office at 20 Kingsbridge Road, Piscataway, New Jersey 08854, and AXCELLERATE PHARMA, LLC (“Subtenant”), a Delaware limited liability company having an office at 20 Kingsbridge Road, Piscataway, New Jersey 08854.

W I T N E S S E T H

WHEREAS, by agreement of lease dated as of April 1, 1995, as amended by that certain First Amendment to Lease dated as of November 13, 2001 (collectively, the “Prime Lease”), between BDG Kingsbridge L.L.C., predecessor-in-interest to Kingsbridge 2005, LLC (“Prime Landlord”), and Sublandlord, as tenant, Prime Landlord leased to Sublandlord the entire premises located at 20 Kingsbridge Road, Piscataway, New Jersey (the “Property”), and the building (the “Building”) located thereon (collectively, the “Original Premises”), all as more particularly described in the Prime Lease (a copy of the Prime Lease is annexed hereto as Exhibit A and made a part hereof); and

WHEREAS, the parties hereto executed that certain Agreement of Sublease dated as of September 26, 2013 (the “Old Sublease”), and subsequently agreed to make certain amendments thereto, and agree that upon the execution and delivery of this Sublease, such Old Sublease shall be of no further force and effect; and

WHEREAS, Sublandlord desires to sublease to Subtenant, and Subtenant desires to hire from Sublandlord; (i) a portion of the Premises consisting of approximately 30,000 rentable square feet of the Building (the “Sublease Premises”), as more particularly described in Exhibit B annexed hereto, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

1. Demising of Sublease Premises. Sublandlord hereby subleases to Subtenant and Subtenant hereby hires from Sublandlord the Sublease Premises, subject to the terms and conditions set forth herein. Sublandlord and Subtenant agree that the Old Sublease shall be of no further force and effect. (All capitalized terms not defined herein shall have the meanings ascribed thereto in the Prime Lease).

2. Condition of Sublease Premises. On the Sublease Commencement Date (as hereinafter defined), provided Subtenant is not in breach of the provisions hereof, Sublandlord shall deliver the Sublease Premises, and Subtenant agrees to accept the Sublease Premises, in its “as is” condition as exists as of such date. Sublandlord shall not be obligated to alter, repair or perform any work or furnish any materials on or about the Sublease Premises in order to prepare the Sublease Premises for Subtenant’s use or occupancy or otherwise. Notwithstanding anything to the contrary contained herein, but subject to emergencies, force majeure, casualty or circumstances beyond Sublandlord’s control, Sublandlord, at its sole cost and expense, shall use commercially reasonable efforts to substantially complete within 20 weeks after the Sublease Commencement Date the following work: (i) install a firewall to separate the Sublease Premises from the Remaining Premises (as defined herein); (ii) install handicap parking spaces (in such number and location as reasonably determined by Sublandlord’s architect); provided however, that Sublandlord have unfettered access in and to the Sublease Premises without restriction in order to perform any work as may be necessary or required in Sublandlord’s determination in connection with such work. All costs and expenses incurred by Sublandlord in connection with such work (other than the actual costs to install the firewall), but including but not limited to, all architect, engineering, contractors and other professionals’ fees and expenses, and any permits, licenses or approval fees and charges, other professional shall be included in Operating Expenses (as such term is defined herein).

3. Term of Sublease. The term (“Term”) of this Sublease shall commence on the later of (a) September 1, 2013, or (b) the date upon which the consent of the Prime Landlord to this Sublease has been received, including Sublandlord’s receipt by electronic means of a consent as executed by Prime Landlord (the “Sublease Commencement Date”), and shall expire on July 30, 2021 (the “Expiration Date”), unless this Sublease is sooner terminated by law or pursuant to any of the terms, covenants or conditions of this Sublease. Subtenant shall have no right to renew the term of this Sublease. Notwithstanding anything to the contrary herein, possession of the Sublease Premises shall not be delivered to Subtenant until the later of: (i) the Sublease Commencement Date; or (ii) the date Sublandlord receives full payment of the purchase price for various equipment in accordance with that certain Equipment Sale Agreement of same date hereof between the parties.

4. Consent. This Sublease is subject to and conditioned upon Sublandlord obtaining the written consent of Prime Landlord to this Sublease, to the extent required under the Prime Lease. Sublandlord and Subtenant each agree to promptly execute and deliver a consent agreement in a form reasonably requested by Prime Landlord, provided that the consent does not contain any provisions that would materially increase the obligations of either party under this Sublease, and further provided that, Sublandlord shall in no event be required to (a) incur any cost or expense in connection with such consent, (b) alter any of the terms of the Prime Lease which would materially increase any of Sublandlord’s, or materially reduce any of Prime Landlord’s, obligations under the Prime Lease, or (c) commence any action or proceedings against Prime Landlord. Subtenant shall (i) cooperate with Sublandlord and use commercially reasonable efforts to assist Sublandlord in obtaining Prime Landlord’s consent to this Sublease as soon as practicable, and (ii) provide all information concerning Subtenant that Prime Landlord shall reasonably require. If such consent is refused or unacceptably conditioned or if Prime Landlord shall otherwise fail to grant such consent within sixty (60) days after a copy of this Sublease is provided to Sublandlord with Sublandlord’s written request for Prime Landlord’s covenant thereto, then either party may, by written notice to the other, given at any time prior to the granting of such consent, terminate and cancel this Sublease. Upon the timely delivery of such written notice of any such termination in accordance with the terms hereof, neither party shall have any further rights or obligations hereunder, except for those rights and obligations expressly set forth herein to survive the termination of this Sublease.

5. Rent.

A. Subtenant covenants and agrees to pay to Sublandlord, in lawful money of the United States, fixed rent (“Fixed Rent”) as follows:

LEASE YEAR	ANNUAL RENT P.S.F.		LEASE YEAR RENT	MONTHLY RENT
1	$ 12.50	(based on 10,000 s.f.)	$ 125,000.00	$ 10,416.67
2	$ 12.50	(based on 15,000 s.f.)	$ 187,500.00	$ 15,625.00
3	$ 12.50	(based on 20,000 s.f.)	$ 250,000.00	$ 20,833.00
4	$ 12.50	(based on 25,000 s.f.)	$ 312,500.00	$ 26,041.67
5	$ 14.00	(based on 30,000 s.f.)	$ 420,000.00	$ 35,000.00
6	$ 14.00	(based on 30,000 s.f.)	$ 420,000.00	$ 35,000.00
7	$ 14.00	(based on 30,000 s.f.)	$ 420,000.00	$ 35,000.00
8**	$ 14.00	(based on 30,000 s.f.)	$ 420,000.00	$ 35,000.00

** (Lease Year 8 shall be for a period that ends on the Expiration Date.)

Upon execution of this Sublease, Subtenant shall pay or deliver to Sublandlord the first monthly installment of Fixed Rent payable under this Sublease and the Security (as defined herein). (The term “Lease Year” is defined as the twelve (12) month period beginning with the Sublease Commencement Date and succeeding anniversaries thereof, except that if the Sublease Commencement Date occurs on a date other than the first day of a calendar month, then Lease Year 1 shall be extended to the last day of the calendar month in which the first anniversary of the Sublease Commencement Date occurs, so that Lease Year 2 and all subsequent Lease Years shall commence on the first day of a calendar month and end on the last day of a calendar month.)

B. In addition to the payment of Fixed Rent and any other sums that Subtenant may be obligated to pay under the provisions of this Sublease, Subtenant covenants and agrees to pay Additional Rent (as hereinafter defined) to Sublandlord from and after the Sublease Commencement Date, within the shorter of (i) the time period specifically set forth in this Sublease for the payment of such amounts, or (ii) twenty (20) days after demand. The term “Additional Rent” shall include (but is not limited to):

i. (relating to Real Estate Taxes (as defined in the Prime Lease)): fifty three and eleven one hundredths percent (53.11%) (“Subtenant’s Total Share”) of all amounts due and payable by Sublandlord to Prime Landlord pursuant to Article 7 of the Prime Lease (as incorporated and modified herein) with respect to Real Estate Taxes regarding the Original Premises, including, without limitation, estimated as well as actual amounts;

ii. (relating to Operating Expenses (as defined herein)): Subtenant’s Total Share of all amounts due and payable with respect to the Operating Expenses, including, without limitation, estimated as well as actual amounts payable by Subtenant on a monthly basis;

iii. (relating to sewer and gas usage): for sewer and gas usage at the Sublease Premises: (a) Subtenant’s Total Share of (i) the gas usage at the Original Premises for up to 8,500 therms per month (the “Base Gas Usage”, which 8,500 therms monthly usage plus delivery costs is currently charged to Sublandlord at $6,000 per month); and (ii) the sewer usage at the Original Premises, paid on a quarterly basis, but based upon the monthly water usage of 400,000 gallons per month (the “Base Sewer Usage”, which usage is currently charged to Sublandlord at $10,000 per quarter), together with all charges and amounts billed by the applicable utility (and delivery) company in connection with such utility usage, including without limitation all fees, taxes, service charges, repairs, surcharges and any other expense billed by the applicable utility (or delivery) company in connection therewith (such charges, amounts, fees, taxes, service charges, repairs, surcharges and other expenses, hereinafter referred to as “Added Charges”), plus (b) one hundred (100%) percent of all charges and amounts billed against the Original Premises by the applicable utility (and delivery) company for (i) any gas usage at the Original Premises which exceeds the Base Gas Usage; and (ii) any sewer usage at the Original Premises which exceeds the Base Sewer Usage;

iv. (relating to water usage): for water usage at the Sublease Premises: (a) one hundred percent (100%) of all charges and amounts billed by the applicable utility company relating to the existing water meter no. 70176303, including without limitation, all Added Charges; plus (b) forty-three percent (43%) (the “Subtenant Water/Electricity Share”) of all charges and amounts billed by the applicable utility company relating to the water usage at the Original Premises, plus all Added Charges, for up to 400,000 gallons per month (the “Base Water Usage”, which 400,000 gallon monthly usage is currently charged to Sublandlord at $3,000 per month); plus (c) one hundred percent (100%) of all charges and amounts, plus all Added Charges, billed by the applicable utility for any monthly water usage at the Original Premises which exceeds the Base Water Usage;

v. (relating to electricity usage): for electricity usage at the Sublease Premises for any and all purposes, including without limitation for heating, ventilation and air conditioning: (a) one hundred percent (100%) of all charges and amounts billed by the applicable utility company relating to the existing electricity meter no. 778017595, including without limitation, all Added Charges; plus (b) the Subtenant Water/Electricity Share of all charges and amounts billed by the applicable utility company relating to the electrical usage at the Original Premises, plus all Added Charges, for up to 238,700 kilowatt hours per month (the “Base Electricity Usage”, which 238,700 kilowatt hours monthly usage is currently charged to Sublandlord at $38,850 per month); plus (c) one hundred percent (100%) of all charges and amounts, plus all Added Charges, billed by the applicable utility for any monthly electricity usage at the Original Premises which exceeds the Base Electricity Usage;

vi. (charges incurred by Subtenant): one hundred percent (100%) of any amounts payable under the Prime Lease which are attributable to Subtenant’s use or manner of use of the Sublease Premises or the common areas for which additional charges are incurred;

provided however, in the event that the Remaining Premises is leased to one or more tenants, then for the period of such tenant’s(s’) occupancy, in the place of Subtenant paying the amounts set forth above in clauses (iii)(a) and (b), (iv) (b) and (c), and (v)(b) and (c), Subtenant shall pay Subtenant’s Total Share of all bills, including all Added Charges, relating to the provision of water, sewer, gas and electricity to the Original Premises. In the event Sublandlord wishes to install additional meters or submeters to measure consumption of utilities in the Sublease Premises, the Subtenant shall promptly pay within twenty (20) days of demand therefor the Subtenant’s Total Share of all charges and expenses related to such work, including without limitation any special conduits, feeders, risers, wiring and panels needed in connection therewith, and after such meter or sub-meters are installed and are operational, Subtenant shall pay for all utilities consumed as shown on said meters or submeters and all Added Charges related thereto, all as and when billed. Sublandlord shall repair, and perform maintenance to the meters or submeters so as to keep same in good order and condition during the Term and Subtenant shall pay Subtenant’s Total Share of all expenses therefor; provided however, for damage, if any, caused by Subtenant, Subtenant shall be responsible for all costs incurred in connection with the repair and, if necessary, the replacement thereof, at Subtenant’s sole cost and expense.

C. Subtenant shall pay promptly or cause to be paid all charges for gas, water, sewer, electricity, light, heat, power, telephone and other utilities and services used, rendered or supplied to the Sublease Premises, including without limitation, any sewer rents, hookup, connection, availability, stand by and any other charges in connection with the use, consumption or supply of water, sewage system or other utility. During the Term, Sublandlord shall have the right (to access the Sublease Premises as reasonably necessary) to measure Subtenant’s consumption of utilities (including, without limitation, water and gas) in the Sublease Premises.

D. Subtenant shall pay each item of Additional Rent as determined pursuant to the terms hereof, within the time periods set forth herein. Sublandlord’s delay or failure during the term of this Sublease to prepare and deliver any statements or bills required to be delivered to Subtenant under this Sublease shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender its rights to collect any Rental (as hereinafter defined) which may have become due pursuant hereto. Subtenant’s liability for Rental due under this Sublease shall continue unabated during the Term and shall survive the expiration or sooner termination of this Sublease.

E. Fixed Rent and monthly installments, if any, of Additional Rent shall be due and payable in equal monthly installments in advance, on the first (1st) day of each month during the Term. If the Sublease Commencement Date shall be other than the first day of a month or the expiration or sooner termination of the Term is other than the last day of a month, the monthly installments of Fixed Rent and Additional Rent payable hereunder for any such month shall be prorated on a per diem basis based on the actual number of days in such month. Any Additional Rent hereunder that is not payable in monthly installments shall be due and payable by Subtenant within five (5) Business Days (the term “Business Days” used herein to mean all days except Saturdays, Sundays, and the days observed by the Federal or the New Jersey State governments as legal holidays) after Subtenant shall be billed therefor. Notwithstanding the foregoing nor the provisions of Section 7(D) hereof, (i) if the Prime Lease provides that an amount payable as Additional Rent hereunder is payable by Sublandlord to Prime Landlord within a shorter period of time, Subtenant shall pay such Additional Rent no later than one (1) day prior to the date that Sublandlord shall be required to pay same, and (ii) if the Prime Lease provides that an amount payable as Additional Rent hereunder is payable to Prime Landlord on demand, then Subtenant shall pay such Additional Rent to Sublandlord immediately upon the demand of Sublandlord.

F. All of the amounts payable by Subtenant pursuant to this Sublease, including, without limitation, Fixed Rent, Additional Rent and all other fees, costs, expenses, charges, sums and deposits payable by Subtenant to Sublandlord hereunder shall constitute rent under this Sublease (collectively, “Rental”), and such Rental shall be payable to Sublandlord or its designee at such address as Sublandlord shall from time to time direct in writing.

G. Subtenant shall promptly pay the Rental as and when the same shall become due and payable without notice and without setoff, offset or deduction of any kind whatsoever and, in the event Subtenant shall fail to pay same when due, Sublandlord shall, in addition to all of the rights and remedies provided for in this Sublease and/or at law or in equity, have all of the rights and remedies provided for in the Prime Lease in the case of non-payment of any rent due thereunder. Subtenant’s obligation to pay Rental shall survive the expiration or sooner termination of this Sublease.

H. In the event that any Rental payment to be made by Subtenant hereunder is not paid by Subtenant to Sublandlord within five (5) Business Days after the date upon which such sum is due, a service charge (“Late Charge”) equal to the lesser of (i) eight percent (8%) of such sum and (ii) the maximum amount allowable by law shall be immediately due and payable in addition to the underlying sum. The foregoing service charge is for the purpose of reimbursing Sublandlord for the extra costs and expenses incurred in connection with the handling and processing of such late payments. Further, in the event that any Rental payment due hereunder shall not be paid within five (5) Business Days after the same is due, such unpaid Rental shall bear interest from such fifth (5th) Business Day until the date when paid at a rate equal to the lesser of (i) four (4%) per cent in excess of the Base Rate (as defined herein) and (ii) the maximum amount allowable by law. It is expressly acknowledged and agreed that nothing herein contained shall be deemed or construed as permitting or allowing Subtenant to make any payment of Rental at a time other than when same shall be required to be paid pursuant to the provisions of this Sublease. The acceptance of the late charge and/or interest referred to in this Section 5(H) shall not in any manner preclude Sublandlord from enforcing any of its rights or remedies contained elsewhere in this Sublease.

I. If Sublandlord shall be charged with respect to the Sublease Premises for any other sums or charges pursuant to the provisions of the Prime Lease, including, without limitation, for charges, overtime or other extra services requested by Subtenant, then Subtenant shall be liable for such costs, sums or charges. Additionally, Subtenant shall also pay to Sublandlord all other costs or charges incurred by Sublandlord as a result of the occupancy, actions or omissions of Subtenant. All amounts due to Sublandlord under this Section 5(I) shall be due and payable by Subtenant to Sublandlord within five (5) Business Days after written demand therefor. As used in this Sublease, the term “Additional Rent” shall mean all sums payable by Subtenant to Sublandlord pursuant to this Sublease, including payments due to Sublandlord pursuant to the terms of the provisions of the Prime Lease as incorporated herein by reference (other than Fixed Rent) and, in the event of any non-payment of any Additional Rent, Sublandlord shall have all rights and remedies provided for herein or by law for non-payment of rent.

J. If Sublandlord shall receive a refund of any amounts from Prime Landlord with respect to the Sublease Premises pursuant to the terms of the Prime Lease, and provided Subtenant shall not then be in default of this Sublease, Sublandlord shall promptly notify Subtenant and refund to Subtenant the portion thereof (after deducting from the amount of any such refund an equitable portion of all reasonable expenses, including court costs and reasonable attorneys’ fees, incurred by Sublandlord with respect to such refund), if any, which shall have actually been paid by Subtenant hereunder in respect of Fixed Rent or Additional Rent applicable to such refund, less any amounts theretofore received by Subtenant directly from Prime Landlord.

K. Subtenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Sublandlord, Subtenant shall promptly pay such amounts to Sublandlord, within ten (10) days after receipt of Sublandlord’s written demand.

6. Use. Provided Subtenant’s use is lawful and in compliance with all environmental laws and requirements and all provisions of this Sublease and the Prime Lease (including without limitation, Article 13 thereof), Subtenant shall use and occupy the Premises for research and development, manufacturing and warehousing of chemical, biochemical and pharmaceutical products and office use incidental thereto and for no other purpose.

7. Subordination to and Incorporation of the Prime Lease.

A. This Sublease and all of Subtenant’s rights hereunder are and shall remain in all respects subject and subordinate to (i) all of the terms, conditions and provisions of the Prime Lease, (ii) any and all amendments, supplements or modifications to the Prime Lease, and (iii) any and all matters to which the tenancy of Sublandlord, as tenant under the Prime Lease, is or may be subordinate. The foregoing provisions shall be self-operative and no further instrument of subordination shall be necessary to effectuate such provisions. Subtenant hereby acknowledges and agrees that it has been furnished with a true, correct and complete copy of the Prime Lease and is familiar with the terms and conditions set forth therein.

B. Except as otherwise expressly provided in this Sublease, Subtenant assumes and shall keep, observe and perform every term, provision, covenant and condition on Sublandlord’s part pertaining to the Sublease Premises that is required to be kept, observed and performed pursuant to the Prime Lease and which arises or accrues during the term of this Sublease. For the avoidance of doubt, the words “pursuant to this Sublease” or similar language shall mean “pursuant to this Sublease, including the terms, conditions and provisions of the Prime Lease as incorporated herein.”

C. Except as otherwise expressly provided in this Sublease, the terms, provisions and conditions contained in the Prime Lease are incorporated in this Sublease by reference and are made a part hereof as if herein set forth at length, the term “Sublandlord” being substituted for the term “Landlord” under the Prime Lease, the term “Subtenant” being substituted for the term “Tenant” under the Prime Lease, the term “Sublease” being substituted for the term “Lease” under the Prime Lease, the term “Sublease Premises” being substituted for the term “Demised Premises” under the Prime Lease, the term “Prime Landlord’s mortgagee” being substituted for the term “Landlord’s mortgagee” under the Prime Lease, the term “Prime Landlord and Sublandlord” being substituted for the term “Landlord” in Sections 8.01(A)(2) and (4), and 8.01(B), in Section 8.01(C), Sections 13.03(B) and (E) and Section 22.01 of the Prime Lease, and the term “Prime Landlord or Sublandlord” being substituted for the term “Landlord” in line one (1) of Section 8.01(E). In all instances where consent or approval of the Prime Landlord is required under the Prime Lease, the consent or approval of each of the Prime Landlord and Sublandlord shall be required. The parties agree that the following provisions of the Prime Lease are not so incorporated herein by reference (although any terms used in the Prime Lease which are defined in such provisions are incorporated in this Sublease by reference to the extent such terms are used in the provisions of the Prime Lease which are incorporated herein by reference): Article 1; Article 2; Sections 3.01 and 3.02; Article 4; the 1st sentence of Section 5.01; the last sentence of the 1st paragraph (as set forth in Section 5 of the First Amendment) and the 4th, 5th and 10th sentences of the 2nd paragraph of Section 7.01; the last (hand-written) sentence of Section 10.01; Section 11.05; the last 3 sentences of Section 14.01; the last sentence of Section 22.01; Article 23; Section 25.01; Section 26.01; Article 35; Article 36; and Sections 17, 18, 19, 25, 26 and 27 of the First Amendment to Lease.

The parties agree that: (i) except as limited above, Section 7.01 of the Prime Lease is incorporated by reference, except the words “to Landlord” shall be added into the first (1st) line immediately following the word “pay,” the words “all Real Estate Taxes” as set forth in the first (1st) paragraph thereof shall be deemed to mean “Subtenant’s Total Share of the Real Estate Taxes,” the words “all of the Real Estate Taxes” as set forth in the first (1st) sentence of the second paragraph thereof shall be deemed to mean “all of the Subtenant’s Total Share of the Real Estate Taxes,” and the words “such obligation” in the sixth (6th) sentence of the second paragraph thereof shall be deemed to mean “Subtenant’s Total Share of the Real Estate Taxes,”; (ii) Section 7.03 of the Prime Lease is incorporated by reference, except the words “all assessments” as set forth in the first (1st) line thereof shall be deemed to mean “all of Subtenant’s Total Share of assessments”; (iii) Section 7.05 of the Prime Lease is incorporated by reference, except the words “said escrowee” in the fifth (5th) line thereof shall be deemed to mean “Sublandlord”; (iv) Section 7.06 of the Prime Lease is incorporated by reference, except the words “Demised Premises” in the third (3rd) line thereof shall be deemed to mean “Original Premises”; (v) Section 8.02 of the Prime Lease is incorporated by reference, except the word “Landlord” as used throughout such Section shall be deemed to mean “Prime Landlord” and as used in sentences six (6) and seven (7) thereof shall be deemed to mean “Sublandlord”; (vi) Sections 11.01 and 11.02 of the Prime Lease are incorporated by reference, except the words “Landlord’s architect or engineer” shall mean “Prime Landlord’s or Sublandlord’s architect or engineer”; and (vii) upon the occurrence of any casualty event or any condemnation proceeding, Sublandlord shall be under no obligation to repair, alter or restore the Property, the Sublease Premises, the Building or the Land.

D. The time limits set forth in the Prime Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purposes of incorporation into this Sublease, by lengthening or shortening the same in each instance, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so), within three (3) Business Days prior to the expiration of the time limit, taking into account the maximum grace period, if any, relating thereto contained in the Prime Lease. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Sublease Premises or the use or occupancy thereof after receipt of same from Prime Landlord.

E. Sublandlord shall have the same rights and remedies with respect to a breach of this Sublease by Subtenant as Prime Landlord has with respect to a breach of the Prime Lease as if the same were more fully set forth at length herein, and Sublandlord shall have, with respect to Subtenant, this Sublease and the Sublease Premises, all of the rights, powers, privileges and immunities as are possessed by Prime Landlord under the Prime Lease. Sublandlord herein shall not be responsible for any breach of the Prime Lease by Prime Landlord or any non-performance or non-compliance with any provisions thereof by Prime Landlord, but Sublandlord shall comply with the provisions of Article 13 hereof.

F. Subtenant shall not be liable for any charges, interest or penalties as a result of a default of Sublandlord in paying the rent due under the Prime Lease so long as and to the extent that any such default by Sublandlord does not arise out of Subtenant’s default in paying any installments or other payments of the Rental due under this Sublease.

G. Provided Subtenant is not in default under this Sublease beyond any applicable periods of notice and grace, Sublandlord covenants and agrees not to voluntarily terminate, cancel or surrender the Prime Lease, except with respect to a termination permitted under Article 11 or Article 12 of the Prime Lease, or consent to any modification, amendment or supplement to the Prime Lease which would materially deprive Subtenant of its rights under this Sublease, without the prior written consent of Subtenant, which consent by Subtenant shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if the Prime Lease is terminated for any reason whatsoever, whether by operation of law or otherwise, except through a default of Sublandlord under the Prime Lease which was not otherwise caused by Subtenant’s default hereunder, Sublandlord shall not be liable in any manner whatsoever for such termination. Sublandlord shall promptly forward to Subtenant any default or termination notice with respect to the Prime Lease received by Sublandlord and this Sublease shall terminate in the event of any such termination of the Prime Lease.

H. In the event of any conflict between the terms of the Prime Lease and this Sublease, this Sublease shall govern and control in each instance with respect to Sublandlord’s and Subtenant’s respective obligations hereunder.

8. Operating Expenses.

A. Definitions.

i. The term “Sublandlord’s Statement” shall mean an instrument containing a computation of any Additional Rent due pursuant to the provisions of this Article.

ii. “Operating Expenses” shall mean the aggregate of all costs and expenses paid or incurred by or on behalf of Sublandlord in connection with the operation, repair and maintenance of the Original Premises, including, but not limited to, the following:

(a) costs and expenses of operating, maintaining and repairing the Building and/or the Property and the sidewalks, curbs and parking areas adjacent thereto and/or a part thereof;

(b) costs and expenses of performing repairs to all structural walls, roofs, plate glass, doors and windows;

(c) costs and expenses of maintenance and repairs of the structural elements of the Building and the Property;

(d) costs and expenses of performing repairs and maintenance of (i) utility lines, sanitary or storm sewer lines and culverts and drainage facilities; (ii) lighting and lighting fixtures; and (iii) any sprinkler system installed in any part of the Building and/or Property;

(e) costs and expenses of maintaining and operating the management and engineering offices, if any, for the Building but only to the extent that the management and engineering work performed therein relates solely to the Building and/or the Property;

(f) costs and expenses incurred by Sublandlord in establishing, equipping, maintaining, repairing and operating (including the reasonable rental value thereof) any Building amenities or services intended by Sublandlord for the general benefit of tenants of the Building;

(g) costs and expenses of maintaining and performing repairs of the sidewalks, curbs, landscaping and other improvements adjacent to and those located on the Property, including, without limitation, costs of cleaning and removing snow and ice;

(h) costs and expenses incurred for the operation, repair and maintenance of the parking facility(ies), including, but not limited to, insurance, cleaning, repaving, repairing and restriping;

(i) costs and expenses for electricity, water and all other utilities (to the extent same are not separately submetered and not separately billed to Subtenant);

(j) costs and expenses of all insurance (including any terrorism insurance) maintained by Sublandlord in connection with the Original Premises and/or sublandlord’s equipment, fixtures and personal property used in connection therewith, and including insurance maintained by Sublandlord pursuant to the Prime Lease, including the insurance maintained by or on behalf of Prime Landlord pursuant to the Prime Lease;

(k) service contracts and repair, replacement and maintenance charges, including without limitation, relating to the air conditioning, heating and ventilation systems and equipment, window washing, rubbish removal and cleaning costs (to the extent same is provided) and the roof (and any other service contract, as may be entered into in the future); protection and security services, if any is provided; sales, use and other similar taxes;

(l) supplies, wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance and payroll, social security, unemployment and other similar taxes respecting service and maintenance employees (including the property manager for the Building and the Property);

(m) all professional fees, including without limitation, legal and accounting fees; all permits, authorizations and license fees; other consultants’ and professionals’ fees; all costs and disbursements incurred in connection with any of the foregoing;

(n) any capital improvement made after the Sublease Commencement Date; provided, such capital improvements shall be amortized (with interest at the Base Rate (as defined below)) on a straight-line basis over such period as Sublandlord shall reasonably determine in accordance with generally accepted accounting principles (“GAAP”), and the amount included in Operating Expenses in any Operational Year shall be equal to the annual amortized amount; and

(o) any installation, maintenance, upgrades, modifications, repairs and replacements to, and service contracts relating to, any security systems and equipment for the Original Premises.

iii. “Subtenant’s Estimated Share” shall mean Subtenant’s Total Share multiplied by Sublandlord’s written estimate of the Operating Expenses for the ensuing Operational Year (as defined below), said written estimate to be delivered by Sublandlord to Subtenant during December of each calendar year. Subtenant’s Estimated Share shall be divided by 12 and such one-twelfth amount shall be payable on the first of each month, starting January 1 of the ensuing year, by Subtenant to Sublandlord as Additional Rent. The Subtenant’s Estimated Share for calendar year 2013 is $10,268.00 per month.

iv. “Operational Year” shall mean each calendar year after calendar 2013.

v. “Base Rate” shall mean annual rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A., or its successor, in New York, New York as its “base rate” or “prime rate” (or such other term as may be used by JPMorgan Chase Bank, N.A., from time to time, for the rate presently referred to as its “base rate”).

B. Sublandlord’s Statement.

i. After the expiration of each calendar year during the Term, Sublandlord shall furnish Subtenant a written detailed statement or statements prepared by Sublandlord (the “Sublandlord’s Statement”) setting forth the actual Operating Expenses incurred for such expired year, the amount of Subtenant’s Total Share thereof, the payments received from Subtenant for Operating Expenses for such expired year and the amount of the Subtenant’s Estimated Share for the ensuing Operational Year. For thirty (30) days following the date of Sublandlord’s Statement, Subtenant shall have the right, at Subtenant’s sole cost and expense, to inspect the records maintained by the Sublandlord of the material reflected in said Sublandlord’s Statement at a reasonable time mutually agreeable to Sublandlord and Subtenant. If the Sublandlord’s Statement reflects that the actual Operating Expenses incurred for such expired year exceeded the payments of Operating Expenses received from Subtenant for such expired year, Subtenant shall pay the amount of such shortfall to Sublandlord within thirty (30) days after receipt of such Sublandlord Statement. If the Sublandlord Statement reflects that the Subtenant has overpaid the Operating Expenses for such expired year, such overpayment shall be credited against the next ensuing payment of Additional Rent (or, if the Term of the Sublease shall have ended, Sublandlord shall reimburse such amount to Subtenant within thirty (30) days thereafter).

ii. Sublandlord’s failure to render Sublandlord’s Statements with respect to any year, or Sublandlord’s delay in rendering said Statements beyond a date specified herein, shall not prejudice Sublandlord’s right to render a Sublandlord’s Statement (or any corrected Sublandlord Statement) with respect to that year or any subsequent year; nor shall the rendering of a Sublandlord Statement prejudice Sublandlord’s right to thereafter render a corrected Statement for that Operational Year.

iii. If Sublandlord furnishes a Sublandlord Statement containing the estimate for an ensuing Operational Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Sublandlord Statement Estimate is furnished to Subtenant, Subtenant shall pay to Sublandlord on the first (1st) day of each month an amount equal to the monthly sum payable by Subtenant to Sublandlord under this Article during the last month of the calendar year preceding such Operational Year, (ii) promptly after the Sublandlord Statement is furnished to Subtenant or together therewith, Sublandlord shall give notice to Subtenant stating whether the installments of Subtenant’s Operating Payment previously made for such Operational Year were greater or less than the installments of Subtenant’s Estimated Share to be made for such Operational Year, and (x) if there shall be a deficiency, Subtenant shall pay the amount thereof within ten (10) days after demand therefor, or (y) if there shall have been an overpayment, Sublandlord shall credit the amount thereof against subsequent payments of Rental due hereunder, and (iii) on the first (1st) day of the month following the month in which the Sublandlord Statement is furnished to Subtenant, and on the first (1st) day of each month thereafter throughout the remainder of such Operational Year, Subtenant shall pay to Sublandlord an amount equal to 1/12 of Subtenant’s Estimated Share shown on the Sublandlord Statement.

iv. Each Sublandlord’s Statement shall be conclusive and binding upon Subtenant unless, within thirty (30) days after delivery of such Sublandlord’s Statement to Subtenant, Subtenant shall notify Sublandlord that it disputes the correctness of Sublandlord’s Statement, specifying the respects in which Sublandlord’s Statement is claimed to be incorrect. Pending the determination of such dispute, Subtenant shall pay Additional Rent in accordance with the applicable Sublandlord’s Statement, and such payment shall be without prejudice to Subtenant’s position in any legal proceeding commenced by Subtenant.

v. With respect to each Sublandlord Statement, Sublandlord will maintain its applicable books and records for a period of at least three (3) years after such Sublandlord Statement is delivered to Subtenant and thereafter during the pendency of any review thereof by Subtenant pursuant to the terms of this Sublease. Subtenant agrees that Subtenant will not employ, in connection with any dispute under this Sublease with respect to a Sublandlord Statement, any audit or accounting person or entity who is to be compensated in whole or in part, on a contingency fee basis. If Subtenant timely notifies Sublandlord of Subtenant’s desire to review a Sublandlord Statement and the parties do not resolve any dispute as to the correctness of such Sublandlord Statement within sixty (60) days following such notice, either party may refer the issues raised to a nationally recognized public accounting firm mutually acceptable to Sublandlord and Subtenant, and the decision of such accountants shall be conclusively binding upon Sublandlord and Subtenant. In connection therewith, Subtenant, such accountants and all other persons to whom Subtenant gives any of the information obtained in connection with such review shall execute and deliver to Sublandlord a confidentiality agreement, in form and substance reasonably satisfactory to Sublandlord and Subtenant, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Within ten (10) Business Days after issuance of the accounting firm’s decision, Sublandlord shall reimburse to Subtenant the amount overstated by Sublandlord as determined by the accountant. Subtenant shall pay the fees and expenses of the accounting firm relating to such procedure, unless such accountants determine that Sublandlord overstated Operating Expenses by more than five percent (5%) for such Operational Year, in which case Sublandlord shall pay all reasonable fees and expenses of the accounting firm selected by Sublandlord and Subtenant as set forth above within thirty (30) days after receipt of written request; provided however, in the event that Subtenant retains an accountant or audit company, Sublandlord shall not be obligated to reimburse Subtenant for the costs of such accountant or audit company.

vi. The obligations of Sublandlord and Subtenant under the provisions of this Article with respect to any Additional Rent shall survive the expiration or any sooner termination of the Term.

9. Electricity.

A. A portion of the electricity consumed within the Sublease Premises is measured by an existing submeter (the “Submeter”). Sublandlord shall install and repair, and perform maintenance to the Submeter so as to keep same in good order and condition during the Term and Subtenant shall pay Subtenant’s Total Share of all expenses therefor; provided however, for damage, if any, caused by Subtenant, Subtenant shall be responsible for all costs incurred in connection with the repair and, if necessary, the replacement thereof, at Subtenant’s sole cost and expense. Where more than one meter measures the electricity supplied to Subtenant, the electricity rendered through each meter may be computed and billed separately in accordance with the provisions herein set forth.

B. If the Submeter should fail to properly register or operate at any time for any reason whatsoever, Sublandlord may estimate the cost (or, at Sublandlord's option, the average cost) per kilowatt hour and the cost (or, at Sublandlord's option, the average cost) per kilowatt demand, by time of day, if applicable, to Sublandlord of purchasing electricity for the Sublease Premises, including fuel adjustment charges (as determined for each month of the relevant period and not averaged), rate adjustment charges, sales tax, and any other factors or charges, used by the utility company in computing the charges to Sublandlord for electric usage (the “Electricity Additional Rent”), and, when the Submeter is again properly operative, an appropriate reconciliation shall be made, by Subtenant paying any deficiency to Sublandlord within ten (10) days after demand, or by Sublandlord crediting Subtenant with the amount of any overpayment, as the case may be. Sublandlord, at its option, may from time to time increase the Electricity Additional Rent based upon any increase in electricity cost. Subtenant acknowledges that in connection with the installation or retrofit of meter(s), the electricity being supplied to serve the Sublease Premises may be temporarily interrupted.

C. If either the quantity or character of electrical service is changed by the public utility corporation supplying electrical service to the Building or is no longer available or suitable for Subtenant’s requirements, no such change, unavailability or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Subtenant to any abatement or diminution of rent, or relieve Subtenant from any of its obligations under this Sublease, or impose any liability upon Sublandlord or Sublandlord’s agents. Subtenant covenants that at no time shall Subtenant use electrical energy in the Sublease Premises which exceeds the capacity of the existing feeders or wiring installations then serving the Sublease Premises or which interferes with the electrical service to other tenants of the Building. Subtenant shall not, without prior consent of Sublandlord in each instance (such consent shall not be unreasonably withheld, provided that the consent of the Prime Landlord shall have first been obtained), make or perform, or permit the making or performing of, any alteration to wiring installations or other electrical facilities in or serving the Sublease Premises or any additions to the electrical fixtures, business machines, office equipment, or other appliances in the Sublease Premises which utilize electrical energy.

10. Quiet Enjoyment. Sublandlord covenants that as long as Subtenant shall timely pay the Rental due hereunder and shall duly perform all of the terms, covenants and conditions of this Sublease on Subtenant’s part to be performed and observed, Subtenant shall peaceably and quietly have, hold and enjoy the Sublease Premises during the Term without molestation or hindrance by Sublandlord, subject to the terms, provisions and conditions of the Prime Lease and this Sublease.

11. Representations and Warranties; Covenants.

A. Sublandlord represents and warrants to Subtenant as of the date hereof that (i) the Prime Lease is in full force and effect in accordance with, and subject to, all of the terms, covenants, conditions and agreements contained therein, (ii) the Prime Lease has not been materially modified, amended or supplemented, except as set forth in Exhibit A annexed hereto, (iii) Sublandlord has not received any notice of any default from the Prime Landlord under the Prime Lease which default remains uncured nor, to Sublandlord’s knowledge, (other than Prime Landlord’s failure to deliver a subordination non-disturbance and attornment agreement relating to the current fee mortgagee), has any action or omission by any person that would constitute a material breach or default under the Prime Lease for which a notice of default has not been received, including but not limited to any violations of environmental laws and rules and regulations summarized in Section 13.03(C) of the Prime Lease, and (iv) that, to Sublandlord’s knowledge, except as set forth in Exhibit C annexed hereto, and subject to emergencies, changes of law, force majeure, casualty or circumstances beyond Sublandlord’s control and subject to any additional expense in connection with the work as described in Section 2 hereof, there are no significant extraordinary expenses which are anticipated to be incurred in connection with the operation of the Building which would reasonably be anticipated to cause the Operating Expenses for the first twelve (12) months of the term of this Sublease to materially exceed the annual average sum of Operating Expenses for the Building over the past five (5) years.

B. Subtenant represents and warrants to Sublandlord as of the date hereof that (i) Subtenant has full right, power and authority to enter into this Sublease and perform its obligations and consummate the transactions contemplated hereunder and (ii) this Sublease has been duly executed and delivered by Subtenant and constitutes a valid and binding agreement of Subtenant, enforceable against Subtenant in accordance with the terms hereof.

C. Subtenant hereby covenants and agrees that Subtenant will not do anything in, about or with respect to the Sublease Premises or the Building which would constitute a breach or default under the Prime Lease or this Sublease, or fail to do anything which Subtenant is obligated to do under the terms of this Sublease which would constitute a breach or default under the Prime Lease or this Sublease. Subtenant shall not (i) do or fail to do anything in or about the Sublease Premises which would interfere with the use and occupancy, or any business operations of Sublandlord or any other third party in those portions of the Original Premises or Building excluding the Sublease Premises (the “Remaining Premises”); and (ii) permit, cause or suffer to occur any trespass by Subtenant or any of its Agents in, on or upon such Remaining Premises. Subtenant agrees to be bound by and agrees that Subtenant’s business and operations and, more specifically, its handling, storage, use and disposal of Hazardous Substances shall at all times comply with, all applicable laws pertaining to Hazardous Substances and with the terms and provisions of the Prime Lease, including without limitation Sections 13.03(G)(ii), (iii) and (iv).

12. Services and Repairs.

A. Notwithstanding anything to the contrary set forth in the Prime Lease, Subtenant agrees that except as expressly set forth in subparagraph (C) below, Sublandlord shall have no obligation to render or supply any services to Subtenant, including, without limitation (i) cleaning and janitorial services relating to the Sublease Premises, window washing or rubbish removal services, (ii) performing any maintenance or making any alterations or repairs, (iii) providing any utility or service not currently provided to the Building and/or the Property, or (iv) taking any action that Prime Landlord has agreed to provide, make, comply with or take, or cause to be provided, made, complied with or taken under the Prime Lease (collectively “Services and Repairs”). Subtenant hereby agrees that Subtenant shall look solely to the Prime Landlord for the performance of any and all of such Services and Repairs, subject to the terms and conditions of this Sublease. Sublandlord hereby grants to Subtenant Sublandlord’s rights under the Prime Lease to receive from Prime Landlord Services and Repairs to the Sublease Premises to the extent that Sublandlord is entitled to receive same under the Prime Lease. Sublandlord shall in no event be liable to Subtenant nor shall the obligations of Subtenant hereunder be impaired or the performance thereof excused because of any failure or delay on Prime Landlord’s part in furnishing Services and Repairs, unless such failure or delay results from Sublandlord’s default under the Prime Lease (which default is not the result of or attributable to any corresponding default of Subtenant under this Sublease).

B. Subtenant shall take good care of the Sublease Premises and, at Subtenant’s sole cost and expense, shall clean and provide janitorial services to and rubbish removal from the Sublease Premises and shall make all non-structural repairs and replacements, as and when needed to preserve the Sublease Premises in good working order and condition.

C. Sublandlord, at its expense (but subject to reimbursement as Operating Expenses), shall keep, repair, replace and maintain the common areas, the roof, the foundation, the structural supports and walls and the fixtures, appurtenances, systems and facilities serving the Sublease Premises in working order, condition and repair and the parking and sidewalk areas free from snow and ice, and, at Subtenant’s sole cost and expense payable to Sublandlord as Additional Rent, Sublandlord shall make all repairs, structural and otherwise, interior and exterior, as and when needed in or about the Sublease Premises, including without limitation, the maintenance, repair and replacement of the heating, ventilation and air conditioning systems and equipment located within the Sublease Premises, except for (i) those repairs for which Subtenant is responsible pursuant to any other provision of this Sublease, including but not limited to Section 12(B) above, or (ii) repairs to Subtenant’s property and its furniture, fixtures and equipment.

D. On Business Days from 8:00 A.M. to 6:00 P.M., Sublandlord shall furnish and distribute to the Sublease Premises through the Building’s air conditioning system, heated, cooled and outside air, at reasonable temperatures, pressures and degrees of humidity and in reasonable volumes and velocities (collectively “air conditioning”). No supplemental heating, ventilating or air conditioning equipment shall be installed or utilized by Subtenant in the Sublease Premises without the prior consent of Sublandlord and, pursuant to the Prime Lease, the Prime Landlord. Sublandlord shall have no liability to Subtenant, nor shall any diminution or abatement of rent or additional rent or other compensation or claim of constructive eviction be claimed by Subtenant, by reason of any interruption, curtailment or suspension of any air conditioning system for the Building.

E. Sublandlord reserves the right, without any liability to Subtenant, except as otherwise expressly provided in this Sublease, to stop the service of the air conditioning, supplemental heating, ventilating, elevator, plumbing, electrical, sanitary, mechanical or other service or utility systems of the Building serving the Sublease Premises, or the rendition of any of the other services required of Sublandlord under this Sublease, whenever and for so long as may be necessary, by reason of accident or emergency, strikes, mechanical breakdown, requirement of law, unavoidable delay or for repairs, alterations, replacements or improvements, which in the judgment of Sublandlord, are desirable or necessary, until the reason for such stoppage shall have been eliminated.

13. Enforcement of Prime Lease. If Prime Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises, Sublandlord shall not, except as and to the extent hereinafter set forth, be obligated to bring any action or proceeding or to take any steps to enforce Sublandlord’s rights against Prime Landlord other than, upon the written request of Subtenant, making a demand upon Prime Landlord to perform its obligations under the Prime Lease with respect to the Sublease Premises. If following the making of such demand and the expiration of any applicable grace period granted to Prime Landlord under the Prime Lease, Prime Landlord shall fail to perform its obligations under the Prime Lease, then Subtenant at Subtenant’s sole cost and expense, shall have the right to take such action in its own name. If (a) any such action against Prime Landlord in Subtenant’s name is barred by reason of lack of privity, non-assignability or otherwise, and (b) the failure of Prime Landlord to perform its obligations under the Prime Lease has, or would have, a material adverse effect upon the Sublease Premises or Subtenant’s permitted use thereof, then subject to and upon the following terms, Subtenant may bring such action in Sublandlord’s name and Sublandlord shall execute all documents reasonably required in connection therewith, provided that (i) the same is without cost or expense to Sublandlord, (ii) Subtenant shall provide the indemnification to Sublandlord required pursuant to Article 15 hereof, (iii) Subtenant is not then in default hereunder, and (iv) Subtenant agrees to indemnify and hold Sublandlord harmless from and against any and all costs, charges, damages and liabitilities arising in connection with such contest.

14. Assignment, Subletting and Encumbrances.

A. Without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, provided that the consent of the Prime Landlord shall have first been obtained (if required pursuant to the Prime Lease), and, to the extent required under the Prime Lease, of Prime Landlord, Subtenant shall not (i) assign this Sublease (by operation of law or otherwise), (ii) sub-sublease all or any part of the Sublease Premises, (iii) mortgage, pledge, hypothecate or otherwise encumber its interest in this Sublease or the Sublease Premises or any interest therein, or (iv) grant any concession, license or otherwise permit the Sublease Premises to be used or occupied by anyone other than Subtenant. Any such assignment, sublease, mortgage, pledge, hypothecation or other encumbrance of or under this Sublease without such prior written consent shall be invalid and without force and effect.

B. Any assignment of this Sublease, if consented to, or deemed consented to pursuant to the terms hereof, by Sublandlord, shall be subject to and conditioned upon compliance with the following terms and conditions:

i. By written instrument of assignment and assumption, the assignee shall assume and agree to perform and to comply with all of the terms, conditions and agreements of this Sublease on the part of Subtenant to be kept, performed and observed;

ii. A duplicate original of such instrument, in form satisfactory to Sublandlord; duly acknowledged and executed by the assignor and the assignee, shall be delivered to Sublandlord within five (5) days following the date of execution thereof; and

iii. The assignor shall assign all of its right, title, interest and claim to the Security deposited hereunder to the assignee.

C. Any sub-subletting of the Sublease Premises or any part thereof, if consented to, or deemed consented to pursuant to the terms hereof, by Sublandlord, shall be subject to and conditioned upon compliance with the following terms and conditions:

i. The sub-sublease shall provide that it is subject and subordinate to all of the provisions of this Sublease and all of the rights of Sublandlord hereunder;

ii. The sub-sublease shall expressly provide that the sub-sublessee shall use and occupy the Sublease Premises only for the permitted purposes set forth herein and for no other purpose whatsoever; and

iii. A duplicate original of the sub-sublease, duly executed by Subtenant and sub-sublessee, shall be delivered to Sublandlord within five (5) days following the date of its execution.

D. If this Sublease is assigned, or if the Sublease Premises or any part thereof is sub-sublet or occupied by anyone other than Subtenant, whether or not Subtenant shall have been granted any consent, Sublandlord may, after default by Subtenant, collect rent and other charges from such assignee, sub-subtenant or other occupant, and apply the net amount collected to Rental and other charges herein reserved, but no such assignment, sub-subletting, occupancy or collection shall be deemed to be a waiver of the requirements of this Article 14 or an acceptance of the assignee, sub-subtenant or other occupant as subtenant under this Sublease. No consent by Sublandlord to an assignment or subletting shall in any way be construed to relieve Subtenant from obtaining consent to any further assignment or sub-subletting. No assignment or sub-subletting shall, in any way, release, relieve or modify the liability of Subtenant under this Sublease and Subtenant shall be and remain liable under all of the terms, conditions, and covenants hereof.

E. If Subtenant shall at any time request the consent of Sublandlord to any proposed assignment of this Sublease or sub-subletting of all or any portion of the Sublease Premises, Subtenant shall pay on demand the costs and expenses incurred by Sublandlord and Prime Landlord, including, without limitation, architects’, engineers’ and attorneys’ actual out-of-pocket fees and disbursements, all fees and charges charged identified in the Prime Lease and a reasonable administrative fee for review and/or preparation of documents in connection with any proposed or actual assignment of this Sublease or sub-subletting of the Sublease Premises or any part thereof.

F. In the event Sublandlord’s consent to any assignment, sublease, mortgage pledge, hypothecation or other encumbrance is deemed given pursuant to the express terms of this Sublease (or the Prime Lease, as incorporated herein), Subtenant shall not be relieved from its obligation to obtain the prior written consent thereto of Prime Landlord. Any such assignment, sublease, mortgage, pledge, hypothecation or other encumbrance of or under this Sublease without such prior written consent shall be invalid and without force and effect.

15. Indemnification.

A. Sublandlord, Prime Landlord and the employees, agents, contractors, licensees and invitees (collectively “Agents”) of each (collectively, “Indemnified Parties”), shall not be liable to Subtenant or its Agents, and Subtenant shall indemnify and hold harmless the Indemnified Parties from and against any and all suits, claims, demands, liabilities, damages (including, without limitation, consequential damages) costs and expenses of every kind and nature for which the Indemnified Parties are not reimbursed by insurance (including, without limiting the generality of the foregoing, attorneys’ fees, disbursements and court costs, penalties and fines suffered or paid by Prime Landlord and/or Sublandlord in any action or proceeding between or among Subtenant and Prime Landlord and/or Sublandlord, any third party and/ Prime Landlord and/or Sublandlord, or otherwise) incurred in connection with or arising out of the following, to the extent not caused by the negligence of the Indemnified Parties:

i. any injury or damage to any person happening on or about the Sublease Premises, or for any injury or damage to the Sublease Premises, or to any property of Subtenant or of any other natural person or persons, partnership, corporation, limited liability company, firm, association or other form of business or legal association or entity (each, a “Person”) on or about the Sublease Premises;

ii. any injury or damage to any person happening on or about the Property or the Remaining Premises (as defined herein), or for any injury or damage to the Property or the Remaining Premises, or to any property of Subtenant or of any other Person on or about the Remaining Premises or the Property, related to or arising out of any act or omission of Subtenant or any Agents of Subtenant;

iii. default by Subtenant in the payment of the Rental or any other default by Subtenant in the observance or performance of, or compliance with any of the terms, provisions or conditions of this Sublease, including, without limitation, such matters relating to obtaining the possession of the Sublease Premises following any such default;

iv. the exercise by Subtenant or any Person claiming through or under Subtenant of any rights against Prime Landlord granted to Subtenant hereunder;

v. any holdover beyond the expiration or sooner termination of the Term of this Sublease;

vi. any acts, omissions or negligence of Subtenant or any Person claiming through or under Subtenant, or the Agents of Subtenant or any such Person, in or about the Sublease Premises or the Building; or

vii. any proceeding, action or dispute that Sublandlord or Subtenant may institute or be a part pursuant to Article 13 of this Sublease, except to the extent that any such proceeding, action or dispute shall determine that Prime Landlord’s failure or refusal to provide Services or Repairs is justified because of Sublandlord’s gross negligence, willful misconduct or breach of this Sublease or the Prime Lease, and not resulting from Subtenant’s acts or omissions.

B. The provisions of this Article 15 shall survive the expiration or earlier termination of this Sublease.

16. Alterations. Subtenant shall make no alterations, installations, additions or improvements (collectively, “Alterations”) in or about the Sublease Premises without the prior written consent of Sublandlord in each instance, which consent shall not be unreasonably withheld provided that the prior written consent of the Prime Landlord is obtained (to the extent the consent of the Prime Landlord is required pursuant to the Prime Lease). Notwitthstanding the foregoing, Subtenant shall have the right to perform Alterations to the Equipment without obtaining the consent of Sublandlord, provided however, that Subtenant shall obtain the prior consent of the Prime Landlord, to the extent that the Prime Landlord’s consent is required pursuant to the terms of the Prime Lease. Any Alterations consented to by Sublandlord shall be performed by Subtenant at its sole cost and expense and in compliance with all of the provisions of the Prime Lease, including the provisions requiring the Prime Landlord’s prior written consent, and also in compliance with such other reasonable requirements of Sublandlord and Prime Landlord. Subtenant shall pay to Sublandlord any and all amounts payable to Prime Landlord in connection with Prime Landlord’s review and/or inspection of (a) any plans and/or specifications relating to any proposed Alterations, and (b) any Alterations during and subsequent to the making thereof. Subtenant acknowledges that any such Alterations may become the property of the Prime Landlord in accordance with Section 9.02 of the Prime Lease. If Sublandlord determines that the services of architects, engineers or other professionals are reasonably required in order to review Subtenant’s plans for any Alterations, and the performance of any inspections of such Alterations (during and subsequent to the making thereof), the fees and expenses of such professionals shall be deemed Additional Rent and paid promptly by Subtenant upon being billed therefor. Prior to the expiration (or any sooner termination) of the Term, if removal is required by either the Sublandlord or the Prime Landlord in accordance with Section 9.02 of the Prime Lease, Subtenant, at its sole cost and expense, shall remove any and all Alterations so required to be removed, and shall restore the Sublease Premises to good condition following such removal. Notwithstanding any language to the contrary, but provided that the prior written consent of the Prime Landlord is obtained (to the extent the consent of the Prime Landlord is required pursuant to the Prime Lease), Sublandlord agrees to the installation of security cameras and employee key card entry systems, all at Subtenant’s sole cost and expense, so long as Sublandlord is notified prior to installation of these systems and these installations are installed by licensed electricians.

17. Insurance.

A. Subtenant, at Subtenant’s sole cost and expense, shall maintain for the benefit of Sublandlord and Prime Landlord such policies of insurance (and in such form) as are required of Sublandlord by the Prime Lease with respect to the Sublease Premises during Subtenant’s use and occupancy thereof, which policies shall be reasonably satisfactory to Sublandlord as to coverage and insurer (which shall be licensed to do business in the State of New Jersey), provided that such insurance shall at a minimum include commercial general liability insurance protecting Sublandlord, Prime Landlord and Subtenant against all claims and liabilities for injury or damage to persons or property occurring in, on or about the Sublease Premises during Subtenant’s use or occupancy thereof, and the public portions of the Building, caused by or resulting from or in connection with any act or omission of Subtenant and/or Subtenant’s employees, agents, contractors, licensees or invitees.

B. Nothing contained in this Sublease shall relieve Subtenant from any liability as a result of damage from fire or other casualty, but each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in force and collectible and to the extent permitted by law, Sublandlord and Subtenant each hereby releases and waives all right to recover against the other or anyone claiming through or under the other by way of subrogation or otherwise, and Subtenant also releases and waives all right to recover against Prime Landlord. The foregoing release and waiver shall be in force only if the insurance policies of Sublandlord and Subtenant provide that such release or waiver does not invalidate the insurance; each party agrees to use reasonable efforts to include such a provision in its applicable insurance policies. If the inclusion of said provision would involve an additional expense, either party, at its sole expense, may require such provision to be inserted in the other’s policy.

18. Right to Make Repairs.

A. In the event Sublandlord or Prime Landlord shall require access to the Sublease Premises to perform any repairs or replacements which relate to Sublandlord’s use and occupancy of the remainder of the Premises, Subtenant hereby agrees that it shall provide access to Sublandlord, provided that, except in an emergency, Sublandlord shall (i) provide Subtenant with reasonable prior notice, (ii) perform such repairs or replacements at such times which are reasonably satisfactory to Subtenant and (iii) not unreasonably interfere with Subtenant’s business operations in the Sublease Premises.

B. If Subtenant shall default in the observance or performance of any term or covenant on its part to be observed or performed under or by virtue of any of the terms or provisions in any Article of this Sublease or in the Prime Lease, as incorporated herein, Sublandlord or Prime Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Subtenant.  If Sublandlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to, attorneys’ fees in instituting, prosecuting or defending any action or proceeding and whether or not any legal action is instituted, such sums paid or obligations incurred, with interest and costs, shall be deemed to be Additional Rent hereunder and shall be paid to Sublandlord by Subtenant within ten (10) days of Sublandlord’s demand.

C. Subtenant shall permit Sublandlord, at Sublandlord’s sole cost and expense, or Prime Landlord, to erect, use and maintain pipes, ducts and conduits within and through the walls and ceilings of the Sublease Premises provided that Sublandlord reasonably coordinates any such installations with Subtenant, and same do not materially unreasonably interfere with Subtenant’s use of the Sublease Premises.  Sublandlord or Prime Landlord or their respective agents or designees shall have the right upon reasonable notice and at reasonable times, except in the case of an emergency (for which no notice shall be required), to enter the Sublease Premises for the purpose of making such repairs or alterations as shall be required or for which Sublandlord shall have the right pursuant to the terms of this Sublease and to access, repair, replace, alter, modify and inspect any portions of the Building’s systems and equipment as may be located within the Sublease Premises in connection with any repairs, replacements, alterations, upgrades, modifications, installations, montitoring, maintenance or upkeep of the Building, the Sublease Premises or any part of the Original Premises.  Sublandlord or Prime Landlord shall also have the right, upon reasonable prior notice to Subtenant and at reasonable times, to enter the Sublease Premises for the purpose of inspecting them or, in the event Subtenant is in default hereunder, exhibiting them to prospective subtenants. Sublandlord or Prime Landlord shall be allowed to take all material into and upon the Sublease Premises that may be required for the repair or alterations above mentioned without the same constituting an eviction of Subtenant in whole or in part and the Rental reserved shall in no way abate, except as otherwise provided in this sublease, while said repairs or alterations are being made.

D. Sublandlord, at Sublandlord’s sole cost and expense, or the Prime Landlord shall have the right at any time without thereby creating an actual or constructive eviction or incurring any liability to Subtenant therefor, to install in the Building or to change the arrangements or locations of such of the following as are contained in the Building:  lobbies, entrances, elevators, passageways, doors and doorways, corridors, stairs, parking facilities, toilets, and other like public portions of the Building.

19. Attornment. Notwithstanding anything to the contrary set forth in this Sublease, if the Prime Lease and Sublandlord’s leasehold interest in the Original Premises shall be terminated, Subtenant shall, if so requested in writing by Prime Landlord, attorn to Prime Landlord and shall, during the term of this Sublease, perform all of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed. In the event of any such attornment, Prime Landlord shall not be (a) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublandlord), (b) subject to any offsets or defenses which Subtenant might have against any prior sublessor (including without limitation, Sublandlord), (c) bound by any rent or additional rent which Subtenant might have paid for more than the current month to any prior sublessor (including, without limitation, Sublandlord), (d) bound by any obligation to make any payment to or on behalf of Subtenant, (e) bound to return the Security, if any, until the Security has come into Prime Landlord’s actual possession and Subtenant is entitled to such Security pursuant to the terms of this Sublease or (f) bound by any amendment or modification of this Sublease made without Prime Landlord’s consent. The foregoing shall be self-operative without the necessity of the execution of any further instruments but Subtenant agrees, upon the demand of Prime Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

20. Destruction by Fire or Other Casualty; Condemnation.

A. If the Sublease Premises and/or the Building are partially or totally damaged or destroyed by fire or other casualty, Subtenant shall have the right to terminate this Sublease in the same form and fashion and subject to the same qualifications and limitations as apply to the Sublandlord’s right to terminate the Prime Lease (in its capacity as tenant under the Prime Lease), as set forth in Article 11 of the Prime Lease (and subject to the Prime Landlord’s right to restore as set forth therein). Notwithstanding the foregoing, this Sublease shall be automatically terminated by reason of such casualty in the event that the Prime Lease is terminated by Sublandlord or Prime Landlord in the exercise of any termination rights conferred upon such parties pursuant to the provisions of the Prime Lease. Sublandlord shall give Subtenant prompt notice of any such termination.

B. If the Sublease Premises is partially or totally damaged by fire or other casualty, Subtenant shall receive an abatement of Rental for such casualty to the extent that Sublandlord receives a corresponding abatement pursuant to the terms of the Prime Lease.

C. If the Prime Lease is terminated as the result of a taking of all or any portion of the Building by condemnation (or deed in lieu thereof), this Sublease shall likewise terminate. In such event, Subtenant shall have no claim to any share of the award, except to file a claim for the value of its fixtures or for moving expenses.

D. Subtenant acknowledges and agrees that Sublandlord shall bear no obligation nor responsibility to restore or replace or perform any work to the Sublease Premises or the Original Premises in connection with any casualty or condemnation.

21. Security.

A. Subtenant has deposited with Sublandlord a letter of credit (the ”Letter”) in the amount of $175,000.00 (the “Security Amount”), complying with the requirements of Section 21(B) hereof, as security (“Security”) for the full and punctual performance by Subtenant of all of the terms of this Sublease. At the election of Sublandlord such Security shall be held by Sublandlord in the form of the Letter or as cash. If Subtenant defaults in the performance of any of the terms of this Sublease, including the payment of Rental, Sublandlord may use, apply or retain the whole or any part of the Security so deposited to the extent required for the payment of any rent or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant's default in respect of any of the terms, provisions or conditions set forth in this Sublease or in the Prime Lease (to the extent incorporated herein), whether accruing before or after summary proceedings or other re-entry by Sublandlord. In the case of every such use, application or retention, Subtenant, on demand, shall cause the Letter or cash deposit, as the case may be, to be restored to the full Security Amount as provided in Section 21(B) below with respect to the Letter, and any failure by Subtenant to do so on demand shall constitute a default under this Sublease. If any bankruptcy, insolvency, reorganization or other creditor debtor proceedings shall be instituted by or against Subtenant, or its successors or assigns, any Security deposited with Sublandlord pursuant to this Section shall be deemed to be applied first to the payment of any rents and/or other charges due Sublandlord for all periods prior to the institution of such proceedings and the balance, if any, of such security deposited with Sublandlord may be retained by Sublandlord in partial liquidation of Sublandlord's damages. If Subtenant shall fully and punctually comply with all of the terms of this Sublease, the Letter or cash deposit, as the case may be, shall be returned to Subtenant after the termination of this Sublease and delivery of exclusive possession of the Sublease Premises to Sublandlord. In the event of a sale or lease of the Building, Sublandlord shall have the right to transfer the security to the vendee or lessee and Sublandlord shall upon such transfer be released by Subtenant from all liability for the return of such security and Subtenant agrees to look solely to the new landlord for the return of said security. The provisions of this Section shall apply to every transfer or assignment made of the security to a new landlord. Subtenant shall not assign or encumber or attempt to assign or encumber the money deposited herein as security and neither Sublandlord nor its successors or assigns shall be bound by any such attempt, assignment or encumbrance.

B. The Letter shall be an irrevocable, clean, unconditional and transferable commercial letter of credit, in the form of Exhibit D attached hereto and made a part hereof and issued by a reputable banking institution approved by Sublandlord in its sole, but reasonable judgment, which Letter shall permit Sublandlord (i) to draw thereon at a location in New York City or in New Jersey up to the full amount of the credit evidenced thereby for the payment of amounts due under the terms, provisions, covenants or conditions of this lease and (ii) to draw at a location in New York City or New Jersey or by facsimile, the full amount thereof to be held as cash security if for any reason the Letter is not renewed within forty-five (45) days prior to its expiration date. The Letter (and each renewal thereof) shall (i) be for a term of not less than one (1) year (except that the last Letter shall be for a term expiring sixty (60) days after the Expiration Date); (ii) expressly provide for the issuing bank to notify Sublandlord in writing not less than sixty (60) days prior to its expiration as to its renewal or non-renewal, as the case may be; (iii) be fully transferable by the beneficiary thereof to its successors and assigns; and (iv) be in form and substance reasonably approved by Sublandlord. The Letter shall expressly provide that the issuing bank shall pay to Sublandlord or its duly authorized representative an amount up to the face amount of the Letter upon presentation of the Letter and a sight draft in the amount to be drawn. Not less than forty-five (45) days prior to the expiration date of each Letter (and every renewal thereof), Subtenant shall deliver to Sublandlord a renewal or new Letter subject to all of the conditions aforesaid, all to the intent and purposes, that a Letter in the sum of not less than the Security Amount shall be in effect during the entire Term and the failure of the Letter to be timely renewed or replaced shall be a default by Subtenant hereunder notwithstanding that Sublandlord may be retaining such cash security. If Sublandlord applies or retains any portion or all of the proceeds of the Letter, Subtenant shall restore the amount so applied or retained by causing the bank issuing the Letter to issue an amendment thereto, or if no Letter was then outstanding by causing a new Letter to be issued so that, at all times, the amount of the Letter which may be drawn upon shall be at least equal to the Security Amount. If the financial institution which issued such Letter enters into any form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding including, without limitation, any receivership or conservatorship initiated or commenced by or on behalf of the Federal Deposit Insurance Corporation (FDIC), or is otherwise declared insolvent or downgraded by the FDIC or closed for any reason, Subtenant shall immediately deliver to Sublandlord a substitute letter of credit from a financial institution acceptable to Sublandlord, in its sole and absolute discretion. Failure by Subtenant to comply with the provisions of this Article shall be deemed a material default hereunder entitling Sublandlord to exercise any and all remedies as provided in this Sublease for default in the payment of Rental and, to draw on the existing Letter up to its full amount.

22. Broker. Each party warrants and represents to the other party hereto that it has not dealt with any brokers in connection with this Sublease other than Jones Lang LaSalle Americas, Inc. (“JLL”) and CB Richard Ellis, Inc. (“CBRE”, together with JLL, the “Broker”) Sublandlord shall pay the Broker a commission relating solely to the rental provided for in this Sublease, in accordance with a separate agreement. In the event CBRE seeks any commission relating to the Equipment Sale Agreement, Subtenant shall pay the Subtenant’s Broker such commission. Each party hereby indemnifies and holds the other party hereto harmless from any and all loss, damage, claim, liability, cost or expense (including, but not limited to, reasonable attorneys’ fees, disbursements and court costs) arising out of or in connection with any breach of the foregoing covenants, representations and warranties. The provisions of this Article 22 shall survive the expiration or earlier termination of this Sublease.

23. Notices. All notices, consents, approvals or other communications (collectively a “Notice”) required to be given under this Sublease or pursuant to law shall be in writing and, unless otherwise required by law, shall be either personally delivered, or sent by reputable overnight courier service, or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the party which is to receive such Notice at its at its address set forth in the preamble to this Sublease or such other address as such party may designate by Notice to the other; and in the case of Notices to Sublandlord, with a copy to Sublandlord’s attorneys: Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, NY 10178, Attention: Eric L. Gilioli, Esq. Any Notice given pursuant hereto shall be deemed to have been received on delivery, if personally delivered, or one (1) Business Day following delivery to a reputable overnight courier service, or three (3) Business Days after the mailing thereof if mailed in accordance with the terms hereof, such mailing to be effected by depositing the Notice in any post office, branch post office or official depository regularly maintained by the United States Postal Service. If a party shall refuse to accept a Notice, then delivery shall be deemed to have occurred upon such refusal.

24. No Waivers. Failure by either party in any instance to insist upon the strict performance of any one or more of the obligations of the other party under this Sublease, or to exercise any election herein contained, or acceptance of payment of any kind with knowledge of a default by the other party shall in no manner be or be deemed to be a waiver by such party of any defaults or breaches hereunder or of any of its rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of the defaulting party’s obligations hereunder. Further, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount of Rental due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or in equity.

25. Consent.

A. Whenever in this Sublease it is provided that either party will not unreasonably withhold its consent to any matter, such party shall also be deemed to have agreed not to unreasonably delay such consent. Sublandlord shall not be deemed to have unreasonably withheld or delayed its consent to any matter if Prime Landlord’s consent to the matter requested is required by the provisions of the Prime Lease and if Prime Landlord shall have withheld or delayed its consent to such matter.

B. If Subtenant shall request Sublandlord’s consent to any matter and such consent is withheld or delayed, Subtenant shall not be entitled to any damages by reason thereof, it being intended that the sole remedy therefor shall be an action for specific performance or injunction and that such remedy shall only be available when Sublandlord has agreed herein not to unreasonably withhold or delay such consent or when, as a matter of law, such consent may not be unreasonably withheld or delayed.

26. Expiration of Term.

A. Upon the expiration or sooner termination of the Term, Subtenant shall quit and surrender the Sublease Premises to Sublandlord, vacant and broom clean and in good order and condition, ordinary wear and tear excepted, and by such date Subtenant, at its sole cost and expense, shall have cleaned and resealed all exposed concrete floors in the Sublease Premises, removed all of Subtenant’s movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings and other items of movable personal property, removed the equipment (the “Equipment”, as described in Exhibit E annexed hereto) and any Alterations performed by or on behalf of Subtenant from the Sublease Premises, to the extent such removals are required by either the Sublandlord or the Prime Landlord in accordance with the Prime Lease and shall have restored any damage to the Sublease Premises caused by such removal and/or work; provided however, if Subtenant is not required to remove the Equipment nor to surrender it in good order and condition, Subtenant shall surrender such Equipment in its then “as-is” condition.

B. In addition to its obligation to pay Operating Expenses as provided hereunder, Subtenant agrees to pay to Sublandlord within twenty (20) days of written demand therefor, twenty-five percent (25%) of any and all costs and expenses charged to Sublandlord, including without limitation all costs and expenses charged to or incurred by Sublandlord in connection with the performance of any and all surrender obligations imposed upon Sublandlord by Prime Landlord or pursuant to the Prime Lease, relating to the physical condition of the Original Premises, including without limitation, the Building, the Property and any and all building systems and equipment therein or thereon, whether same be structural or non structural in nature, or located in the exterior or interior, or classified as a capital expenditure.

C. Subtenant’s obligation to observe or perform these covenants shall survive the expiration or sooner termination of the Term of this Sublease. Subtenant’s failure to comply with its covenants set forth in this Article 26 shall entitle Sublandlord to all of its rights hereunder, including, without limitation, the right to indemnification pursuant to Article 15 hereof for consequential damages arising out of Subtenant’s failure to surrender the Sublease Premises when and in the condition required herein.

27. Limitation of Liability. If Sublandlord shall be an individual, joint venture, trust, tenancy in common, co-partnership, limited liability company, unincorporated association, or other unincorporated aggregate of individuals and/or entities or a corporation, Subtenant shall look first to Sublandlord’s leasehold estate and property in the Sublease Premises for the satisfaction of Subtenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Sublandlord in the event of any default by Sublandlord hereunder, and only then to other property or assets of Sublandlord.

28. Parking. Subtenant shall have the non-exclusive right, together with the other tenants and occupants of the Remaining Premises and their employees, agents, licensees and invitees, to use such parking areas (up to Subtenant’s Total Share thereof) and any driveways appurtenant thereto for the purposes of egress and ingress, parking of vehicles for itself, its customers and employees, and the loading and unloading of vehicles in connection with and incidental to the business conducted by Subtenant in the Sublease Premises, all without additional charge. Subtenant shall cause its employees to comply with all reasonable rules and regulations which Sublandlord may promulgate in writing with respect to parking in the parking lot.

29. Signage. Subtenant shall have the right, at Subtenant’s sole cost and expense, subject to the prior consent of the Prime Landlord and subject to Subtenant’s compliance with law and the provisions in the Prime Lease and this Sublease relating to the performance of alterations, to install its sign panel on the highest position on the existing monument sign structure (provided that the space utilized does not exceed Subtenant’s Total Share of the available signage space on the monument sign) located at the Original Premises. Sublandlord agrees to not unreasonably withhold its consent to any signage plan that is proposed by Subtenant; provided that it is first approved by Prime Landlord in writing. Subtenant, at Subtenant’s sole cost and expense, shall be responsible for the maintenance of the monument sign.

30. Rules and Regulations. Subtenant shall abide by, and faithfully observe and comply with such rules and regulations as may be reasonably promulgated, amended or added to thereafter, provided same shall be adopted and published by written notice to subtenants by Sublandlord for the safety, care, security, good order and/or cleanliness of the Original Premises, the Sublease Premises and/or the Building. Sublandlord shall not be liable to Subtenant for any violation of such rules and regulations by any other tenant or occupant of the Original Premises.

31. Miscellaneous.

A. This Sublease shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of law principles thereof.

B. The section headings in this Sublease are inserted only as a matter of convenience for reference and are not to be given any effect in construing this Sublease.

C. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

D. All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

E. All prior negotiations and agreements relating to this Sublease and the Sublease Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Prime Lease.

F. This Sublease shall have no binding force and effect and shall not confer any rights or impose any obligations upon either party unless and until both parties have executed it and Sublandlord shall have obtained Prime Landlord’s written consent to this Sublease and delivered to Subtenant an executed copy of such consent. Under no circumstances shall the submission of this Sublease in draft form by or to either party be deemed to constitute an offer for the subleasing of the Premises.

G. This Sublease and all the obligations of Subtenant to pay Rental and perform all of its other covenants and agreements hereunder shall in no way be affected, impaired, delayed or excused because Sublandlord and/or Prime Landlord are unable to fulfill any of their respective obligations hereunder, either explicit or implicit, if Sublandlord and/or Prime Landlord are prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond Sublandlord’s and/or Prime Landlords’ control.

H. Each and every right and remedy of Sublandlord under this Sublease shall be cumulative and in addition to every other right and remedy herein contained or now or hereafter existing at law or in equity, by statute or otherwise.

I. At any time and from time to time Subtenant shall, within ten (10) days after a written request by Sublandlord, execute, acknowledge and deliver to Sublandlord a written statement certifying (i) that this Sublease has not been modified and is in full force and effect or, if modified, that this Sublease is in full force and effect as modified, and specifying such modifications, (ii) the dates to which the Fixed Rent and Additional Rent and other charges have been paid, (iii) that to the best of Subtenant’s knowledge, no defaults exist under this Sublease or, if any do exist, the nature of such default and (iv) as to such other matters as Sublandlord may reasonably request.

J. Subtenant agrees that in executing this Sublease, it has not relied upon any statements, representations, covenants or warranties made by Sublandlord or any person acting on behalf of Sublandlord other than those, if any, expressly set forth in this Sublease and on such investigations, examinations and inspections as Subtenant has chosen to make or has made.

K. If there are any provisions of this Sublease that are inconsistent with the Prime Lease, the provisions of this Sublease shall govern as between Sublandlord and Subtenant unless to do so would result in a default under the Prime Lease in which case the terms of the Prime Lease shall govern.

L. This Sublease may be executed in any number of counterparts with the same effect as if both parties had signed the same documents. All counterparts shall be construed together and shall constitute one Sublease.

M. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

N. The parties hereby waive any rights that they may have to trial by jury in any summary action or any other action, proceeding or counterclaim (other than mandatory counterclaims) arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Sublease Premises and the use and occupancy thereof, and any claim for injury or damages, to the extent permitted under applicable law.

32. Execution of Sublease. This Sublease is submitted to Subtenant for signature with the understanding that it shall not bind Sublandlord or Subtenant unless and until it is duly executed by both Subtenant and Sublandlord, the conditions regarding Prime Landlord’s approval of this Sublease set forth herein shall have been satisfied and an executed copy of this Sublease is delivered to Subtenant.

[no further text on this page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease as of the day and year first above written.

SUBLANDLORD:

ENZON PHARMACEUTICALS, INC.

By: /s/ George W. Hebard III______________
Name: George W. Hebard III
Title: Interim Principal Executive Officer

SUBTENANT:

AXCELLERATE PHARMA, LLC

By: /s/ Salvatore La Rosa
Name: Salvatore La Rosa
Title: Director

EXHIBIT A

Prime Lease
(and copy of May 2012 Consent Letter from Prime Landlord)

EXHIBIT B

Sublease Premises

EXHIBIT C

Anticipated Expenses

1.	One boiler needs a new heat exchange – covered on warranty (billing is expected to be for labor only);

2.	One boiler needs motherboard replacement;

3.	Potential roof repair/replacement; and

4.	Possible security system alteration and upgrades.

EXHIBIT D

Form of Letter of Credit

_________________, 2013

ENZON PHARMACEUTICALS, INC. f/k/a Enzon, Inc.

_______________________

_______________________

Attn: ___________________

Re: Clean Irrevocable Letter of Credit No.

Gentlemen:

We hereby establish our Clean Irrevocable Letter of Credit No.__ in your favor for the account of ________________ (the "Tenant"), up to the aggregate amount of $___________. You may draw upon such Letter of Credit at sight (or by facsimile machine sent to fax. no.: __________________) on or before ________________, ________, upon the presentation of your draft. We will honor the same without requiring anything further of any party or person and regardless of any contrary claims, demands or instructions. You may make partial or full drawings not to exceed the foregoing aggregate amount.

This Letter of Credit expires at the close of banking business on ________________, _________ (hereinafter, as such date may be extended pursuant to the provisions hereof, the "Expiration Date"). It is a condition of this Letter of Credit that the Expiration Date of this Letter of Credit shall be deemed automatically extended for additional periods of one (1) year each from the Expiration Date through and ending ______________, ________, unless not less than ________ (____) days prior to the then prevailing Expiration Date, we shall notify you in writing, by registered or certified mail, that we elect not to extend this Letter of Credit for any such additional period. In such latter event, you may draw the full aggregate amount of this Letter of Credit.

This Letter of Credit is binding upon, and shall inure to the benefit of, the parties and their successors and assigns. This Letter of Credit may be transferred by you, as beneficiary hereof, upon prior written notice to us, without any additional charge. This Letter of Credit sets forth our entire undertaking and shall not be modified, amended or expanded by reference to any other document, instrument or agreement.

[NAME OF BANK]

By
Name:
Its , duly authorized

EXHIBIT E

Equipment